EXHIBIT 99.1

LION, INC.


FOR IMMEDIATE RELEASE



CONTACTS:  Dave Stedman
           President
           LION, Inc.
           800-546-6463


           LION, INC. TO ACQUIRE TUTTLE RISK MANAGEMENT SERVICES, INC.
        ACQUISITION SOLIDIFIES POSITION AS A LEADING PROVIDER OF MORTGAGE
                            RISK MANAGEMENT SOLUTIONS

SEATTLE, WA - OCTOBER 13, 2004 - LION, INC. (OTC Bulletin Board: LINN) , a leading provider of advanced business solutions that streamline the mortgage fulfillment process, today announced that it has signed a definitive agreement to acquire Tuttle Risk Management Services, Inc. (TRMS), a privately held provider of mortgage pipeline risk management services for mortgage companies and financial institutions. The acquisition, LION's second in the last 10 months, is part of the Company's continuing strategy to extend its reach in providing end-to-end productivity and efficiency solutions to the mortgage industry.

"This is an important strategic and accretive acquisition for LION," stated Randall D. Miles, Chairman and CEO of LION, Inc. "It facilitates the vertical integration of our risk management technology business and leverages the reputation and expertise of an organization that has successfully used LION's Pipeline Tools technology for the benefit of mortgage lenders nationwide. The pairing of TRMS' risk management services with LION's technology and market presence will improve operating efficiencies by better aligning product development with distribution, to better serve our existing customers, expand our customer base and reduce costs. This further strengthens our objective of offering products and services that deliver value from leads to loans to capital markets."

Under the terms of the agreement, TRMS shareholders will receive approximately $2.7 million in consideration, comprised of approximately 3.1 million restricted shares of LION common stock and promissory notes in the principal amount of approximately $1.3 million. The promissory notes are due in 2007. LION paid no cash to TRMS shareholders in the transaction. TRMS recorded unaudited revenue of $6.2 million in 2003 and $4.7 million in revenue for the first nine months of 2004. At TRMS' present

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run rate, the transaction could add a penny or more per share to LION's fully diluted 2005 earnings.

Since 2000, TRMS has licensed Pipeline Tools for its risk management technology. LION acquired the Pipeline Tools product from Ignition Mortgage Technology Solutions, Inc. in December 2003. TRMS paid licensing fees for its use of Pipeline Tools of $2.8 million in 2003 and $2.5 million for the first nine months of 2004. The incremental revenue that TRMS is expected to contribute to LION in 2005 could range from $2.5 million to $3.5 million. TRMS and its predecessors have for almost 20 years provided advanced mortgage pipeline risk management for mortgage companies and financial institutions that originate and then sell mortgage loans into the secondary market. TRMS currently provides risk management services to more than 50 lenders.

"We are very pleased to be associated with LION," stated Anthony Berris, President of TRMS. "We have worked closely with the developers of the Pipeline Tools technology for three years and merging with an industry leading technology provider will improve our ability to deploy additional risk management strategies and expand the scope of our client services."

Mr. Miles added, "Integrating TRMS with LION's Pipeline Tools business line will present a minimum of distraction since our organizations have worked closely together for some time. TRMS will operate as a wholly owned subsidiary of LION and will retain its name. Consolidation of our respective San Francisco Bay Area offices will reduce costs, increase profitability and will enable software developers to work closely with the trade desk. Our ability to service existing customers will be enhanced, as will our opportunity to offer additional products and services that appeal to an expanded universe of potential customers."

The acquisition has been approved by the board of directors of both companies and is subject to customary closing conditions. The transaction is expected to close later this month.

ABOUT LION, INC.

LION, INC. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From LEADS TO LOANS TO CAPITAL MARKETS, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communications tools. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for 2004. For more information, please visit www.lioninc.com.


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ABOUT TUTTLE RISK MANAGEMENT SERVICES, INC.

Tuttle Risk Management Services, Inc. and its predecessors have since 1983 been providing hands on management of mortgage pipelines for mortgage companies and financial institutions that originate and then sell mortgage loans into the secondary market. The Company is registered as a Commodity Trading Advisor. For more information, please visit www.trmshedge.com.

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This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance. Actual results may differ materially from the results predicted and historical results should not be considered as an indication of our future performance. Factors that may cause such differences include risks and uncertainties inherent in acquisition transactions, including those relating to the inability to achieve planned synergies, execute integration plans and establish an efficient management and organizational structure. Other potential risks and uncertainties include interest rate changes; housing and consumer trends effecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and in those sections of our quarterly reports on Form 10-QSB all of which reports have been filed with the Securities and Exchange Commission and are available at WWW.SEC.GOV. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 13, 2004, and LION undertakes no duty to update this information.



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